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 FORM 3                                                                                                    OMB APPROVAL
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                                                                                                  OMB Number:            3235-0104
                                                                                                  Expires:      September 30, 1998
                                                                                                  Estimated average burden
                                                                                                  hours per response.......... 0.5
                                                                                                  --------------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Magna International Inc.                  Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            Douglas & Lomason Company (DOUG)      (Month/Day/Year)
     (Last)     (First)     (Middle)          10/2/96                    ----------------------------------
    36 Apple Creek Boulevard               ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Markham, Ontario L3R 4Y4                  Person (Voluntary)               Director     X    10% Owner      applicable line)
--------------------------------------        Not Applicable             -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 4,085,152                       I                          see (1)
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    Common Stock                                 89,700                          I                           see(2)
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:

(1) By Magna Acquisition Corporation, a wholly owned subsidiary.                     MAGNA INTERNATIONAL INC.
(2) By 120 Delaware Inc., a wholly owned subsidiary.
                                                                                     /s/    J. Brian Colburn,
**Intentional misstatements or omissions of facts constitute Federal Criminal        Executive Vice-President Special Projects
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             and Secretary                       10/11/96
                                                                                    -------------------------------   -------------
                                                                                     **Signature of Reporting Person        Date
Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                                           Page 2
Potential persons who are to respond to the collection of information contained in this                                    (8/96)
form are not required to respond unless the form displays a current valid OMB Number.

                                                     (Print or Type Responses)

--------                                                                                         --------------------------------
 FORM 3                                                                                                    OMB APPROVAL
--------                                                                                          --------------------------------
                                                                                                  OMB Number:            3235-0104
                                                                                                  Expires:      September 30, 1998
                                                                                                  Estimated average burden
                                                                                                  hours per response.......... 0.5
                                                                                                  --------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Magna Acquisition Corporation             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            Douglas & Lomason Company (DOUG)      (Month/Day/Year)
     (Last)     (First)     (Middle)          10/2/96                    ----------------------------------
    26200 Lahser Road, Suite 300           ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    South Field, Michigan 48034               Person (Voluntary)               Director     X    10% Owner      applicable line)
--------------------------------------        38-3308729                 -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 4,085,152                       D
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:                                                            MAGNA ACQUISITION CORPORATION
                                                                                By:  /s/ J. Brian Colburn, Secretary      10/11/96
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

                                                     (Print or Type Responses)